UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

March 16, 2010

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34621	52-2076126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01. Other Events.

On March 11, 2010, the underwriters of the initial public offering of Graham Packaging Company Inc. (the “Company”) partially exercised their option to purchase additional shares of the Company’s common stock, par value $0.01 (the “Common Stock”) from the Company and purchased 1,565,600 additional shares at the initial public offering price of $10.00 per share (the “Option Purchase”). The Option Purchase closed on March 16, 2010.

The Company received net proceeds of $14.7 million (after underwriting discount and before expenses) (the “Net Proceeds”) and contributed the Net Proceeds to its subsidiary, Graham Packaging Holdings Company (“Holdings”), in exchange for 1,565,600 newly-issued limited partnership units of Holdings. Holdings contributed the Net Proceeds to its subsidiary, Graham Packaging Company, L.P. (the “Operating Company”), which used the Net Proceeds and cash on hand to repay a portion of Term Loan B and Term Loan C (together, the “Term Loans”) under the Credit Agreement, dated as of October 7, 2004, among Holdings, the Operating Company, GPC Capital Corp. I, the lenders from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent, as amended, modified and/or supplemented to.

An aggregate of $14.9 million of the Term Loans was repaid, of which $2.6 million was allocated to repay principal and accrued interest on Term Loan B and $12.3 million was allocated to repay principal and accrued interest on Term Loan C.

Upon the closing of the Option Purchase, 62,555,953 shares of Common Stock of the Company were outstanding.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GRAHAM PACKAGING COMPANY INC.

Date: March 16, 2010	By:	/s/ David W. Bullock
	Name:	David W. Bullock
	Title:	Chief Financial Officer